                                                                      Exhibit 99

                    Press Release of Crossroads Systems, Inc.

(CROSSROADS (TM) LOGO)


                    For more information on Crossroads Systems, please contact:
                                                              Andrea C. Wenholz
                                                       Crossroads Systems, Inc.
                                                                   512.928.6897
                                                            info@crossroads.com

                CROSSROADS SYSTEMS REPORTS THIRD QUARTER RESULTS

         AUSTIN, Texas - Aug. 21, 2003 - Crossroads Systems, Inc. (Nasdaq:
         CRDS), a leading provider of connectivity for storage networking solutions, today reported results for its fiscal third quarter ended July 31, 2003 (Q3'03). Crossroads reduced its net loss to $0.07 per share from $0.08 per share in the fiscal second quarter of 2003 (Q2'03) and $0.31 per share in the fiscal third quarter of 2002 (Q3'02).

         Total revenue for Q3'03 was $5.6 million, compared with $8.6 million for Q2'03 and $7.5 million for Q3'02. Gross margin percentage increased to 53 percent in Q3'03 from 40 percent in Q2'03 and 32 percent in Q3'02. Net loss for Q3'03 was $1.7 million, or $0.07 per share, compared with $1.8 million, or $0.08 per share in Q2'03, and a net loss of $8.2 million, or $0.31 per share in Q3'02.

         "Our team has executed well during the transition to our new business model that emphasizes royalty and IP license revenue in addition to our core product offerings," said Brian R. Smith, Crossroads chairman and chief executive officer. "Going forward, we have confidence in our business model, our partners, our technology and our ability to expand our business and improve the bottom line."

                                   -- MORE --


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         PAGE 2/CROSSROADS REPORTS Q3'03 RESULTS

         RECENT HIGHLIGHTS:

         o        Q3'03 Operational Performance

                  o Improved gross margin percentage to 53 percent from 40 percent in Q2'03 resulting primarily from the royalty model and IP license revenue.

                  o Reduced operating expenses to $4.9 million from $5.4 million in Q2'03.

                  o Repurchased approximately 90,000 Crossroads shares at an average price of $1.50 per share. Since the company's share repurchase program began, Crossroads has repurchased nearly 15 percent of the company.

                  o        DELIVERING NEXT-GENERATION CONNECTIVITY FOR HP:
                           Crossroads began delivering next-generation Fibre Channel connectivity options for HP StorageWorks enterprise and mid-range tape libraries. These new Crossroads embedded storage routers feature increased performance throughput, added support for SCSI Ultra 160, and twice the port density for enterprise-class solutions. Designed for HP StorageWorks ESL and MSL tape library families, these solutions enable improved scalability and utilization of the newest tape drive technologies.

                  o QUANTUM SELECTS CROSSROADS: Quantum selected Crossroads to provide 2-Gigabit Fibre Channel connectivity for its ATL P-Series tape libraries. The new embedded storage routers allow customers to retain their tape drive investments while providing greater flexibility when upgrading drives to new technologies.

                  o XIOTECH LICENSES ACCESS CONTROLS: XIOtech became the most recent addition to the portfolio of companies that license Crossroads' patented technology. XIOtech, a networked storage pioneer, is licensing the technology to be incorporated in its Magnitude storage solution to protect data in shared storage from unauthorized access and overwrites by multiple hosts.

                  o        CROSSROADS ANNOUNCES ISCSI INTEROPERABILITY:
                           Crossroads is participating with Microsoft and the University of New Hampshire InterOperability Laboratory (UNH-IOL) in the development of interoperable iSCSI solutions. The UNH-IOL is a vendor neutral organization dedicated to testing multi-vendor solutions. Crossroads' participation enhances its reputation for both interoperability and compliance with iSCSI specifications.

                                   -- MORE --


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         PAGE 3/CROSSROADS REPORTS Q3'03 RESULTS

         o        SERVERATTACH(TM) SA40 EARNS IBM TOTALSTORAGE(TM) PROVEN
                  STATUS: With IBM TotalStorage Proven Status, the Crossroads ServerAttach SA40 becomes part of IBM's extensive interoperability efforts to develop and deliver products and solutions that work together with third-party products. The ServerAttach SA40 is a storage networking appliance that enables IT and data center managers to connect mid-range SCSI servers into Fibre Channel storage architectures used in most Storage Area Networks today.

         CONFERENCE CALL: Crossroads will hold a conference call (773-756-4623 (passcode: CROSSROADS) and simultaneous webcast (www.crossroads.com) at 3:30 (CDT) today. An audio replay of the call will be available from Aug. 22 - 31 by calling 402-220-4708 or by visiting the Crossroads website.

         ABOUT CROSSROADS SYSTEMS, INC.

         With headquarters in Austin, Texas, Crossroads Systems (Nasdaq:CRDS) is a leading global provider of data routing solutions for Storage Area Networks (SANs). Crossroads solutions serve the growing storage connectivity and data storage markets, and are designed to help companies store, manage and ensure the integrity and availability of their data. Crossroads' products are in solutions from companies such as Fujitsu-Siemens, HP and StorageTek, and are distributed through partners such as ACAL, ARROW, Tech Data, TidalWire and XIOtech. Crossroads is a voting member of the Storage Networking Industry Association (SNIA). For more information about Crossroads Systems, please visit www.crossroads.com or call 800/643-7148.

         FORWARD-LOOKING STATEMENTS

         This release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "expect," "intend," "plan," "project," "will" and similar phrases as they relate to Crossroads are intended to identify such forward-looking statements. These statements reflect the current views and assumptions of Crossroads, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: the quarterly fluctuations of Crossroads' operating results and Crossroads' inability to accurately predict revenue and budget for expenses for future periods; the extent to which Crossroads will maintain positive operating cash flow; the company's ability to maintain its operating margins; the deteriorating economic environment, including, in particular, related expense reductions by organizations affecting their IT spending and budget; the dependence of Crossroads' business on the storage area network market which is evolving and unpredictable; the possibility that the pending shareholder class action lawsuits could result in an adverse outcome to the company; Crossroads' ability to develop new and enhanced products that achieve market acceptance, in particular with respect to the launch of the ServerAttach product; the effect of competition; the effect of undetected software or hardware errors, which may affect the company's results or reduce demand for Crossroads' products in the long term; Crossroads' inability to protect its intellectual property rights, including any adverse outcome in the company's pending patent litigation with certain of its competitors; the continuation of Crossroads'


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         successful relationships with its limited number of OEM customers; any adverse effect of the acquisition of Compaq by Hewlett-Packard, resulting in a combination of two of the company's principal OEMs, including the risks due to an increase in customer concentration, and any change in product focus or strategy which adversely affects anticipated revenue or margins or Crossroads' overall relationship with the newly combined companies; Crossroads' ability to successfully transition the manufacturing of its embedded router products to Hewlett-Packard; Crossroads' ability to retain and recruit key personnel to manage its business successfully; any negative effect which may result from the reduction in staff and changes to executive management; Crossroads' ability to successfully achieve the benefits of any subsequent acquisition or strategic relationship; and that Crossroads' stock price could be volatile regardless of Crossroads' actual financial performance and other factors detailed in Crossroads' filings with the Securities and Exchange Commission. Crossroads expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

                               --TABLES ATTACHED--


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                    CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                 (In Thousands)



                                                                        APRIL 30,        JULY 31,
                                                                          2003             2003
                                                                       ----------       ----------
                                ASSETS

Current assets:
    Total cash, cash equivalents and short-term investments ....       $   31,557       $   30,022
    Accounts receivable, net ...................................            3,408            2,728
    Inventories, net ...........................................            3,060            2,209
    Prepaids and other current assets ..........................            1,275              919
                                                                       ----------       ----------

        Total current assets ...................................           39,300           35,878

Notes receivable from related party, net .......................               67               68
Property and equipment, net ....................................            4,663            3,886
Other assets ...................................................              344              345
                                                                       ----------       ----------

        Total assets ...........................................       $   44,374       $   40,177
                                                                       ==========       ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable ...........................................       $    3,975       $    1,591
    Accrued expenses ...........................................            2,852            2,356
    Accrued warranty costs .....................................              821              802
    Deferred revenue ...........................................              472              500
                                                                       ----------       ----------

        Total current liabilities ..............................            8,120            5,249

Stockholders' equity ...........................................           36,254           34,928
                                                                       ----------       ----------

        Total liabilities and stockholders' equity .............       $   44,374       $   40,177
                                                                       ==========       ==========

                    CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)
                 (In Thousands, Except Share and Per Share Data)



                                                 THREE MONTHS ENDED               NINE MONTHS ENDED
                                                      JULY 31,                        JULY 31,
                                            ----------------------------    ----------------------------
                                               2002             2003            2002            2003
                                            ------------    ------------    ------------    ------------
Revenue:
      Product revenue ...................   $      7,341    $      3,741    $     25,338    $     21,444
      Royalty and other revenue .........            154           1,876             418           2,424
                                            ------------    ------------    ------------    ------------

           Total revenue ................          7,495           5,617          25,756          23,868

Cost of revenue .........................          5,090           2,638          16,951          14,255
                                            ------------    ------------    ------------    ------------

Gross profit ............................          2,405           2,979           8,805           9,613
                                            ------------    ------------    ------------    ------------

Operating expenses:
      Sales and marketing ...............          1,090           1,018           5,073           3,033
      Research and development ..........          3,629           2,925          13,386           9,063
      General and administrative ........          1,202           1,136           6,144           4,283
      Impairment of assets ..............          1,208              --           1,208              --
      Business restructuring expense ....          3,667            (201)          3,667            (341)
      Amortization of intangibles .......             70              --             210             173
                                            ------------    ------------    ------------    ------------

           Total operating expenses .....         10,866           4,878          29,688          16,211
                                            ------------    ------------    ------------    ------------

Loss from operations ....................         (8,461)         (1,899)        (20,883)         (6,598)

           Other income, net ............            232             164             781             468
                                            ------------    ------------    ------------    ------------
Net loss ................................   $     (8,229)   $     (1,735)   $    (20,102)   $     (6,130)
                                            ============    ============    ============    ============

Basic and diluted net loss per share ....   $      (0.31)   $      (0.07)   $      (0.74)   $      (0.25)
                                            ============    ============    ============    ============
Shares used in computing basic and
      diluted net loss per share ........     26,901,218      24,190,122      27,147,287      24,478,962
                                            ============    ============    ============    ============